Exhibit 5.1

Writer’s Direct Number 212.756.2407	Writer’s E-mail Address Stuart.Freedman@srz.com

January 25, 2017

Keane Group, Inc.

2121 Sage Road

Houston, Texas 77056

Ladies and Gentlemen:

We have acted as counsel to Keane Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 7,734,601 shares of the Company’s common stock (the “Common Stock”), par value $.01 per share (the “Company Shares”), issuable under the Keane Group, Inc. Equity and Incentive Award Plan (the “Plan”).

In connection with the opinions expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and the Certificate of Incorporation and Bylaws of the Company, both of which have been filed with the Commission as exhibits to the Registration Statement on Form S-1 filed by the Company with the Commission on December 14, 2016, Commission file number 333-215079, as amended, and such other agreements, certificates and documents of public officials, officers and other representatives of the Company and others as we have deemed necessary as a basis for our opinions set forth below.

In our examination, we have assumed (a) the legal capacity of all natural persons executing the Registration Statement, and such other agreements, certificates and documents, (b) the genuineness of all signatures thereon, (c) the authority of all persons signing the Registration Statement and such other agreements, certificates and documents on behalf of the parties thereto, (d) the authenticity of all documents submitted to us as originals, (e) the conformity to original documents of all documents submitted to us as certified or photostatic copies and (f) the authenticity of the originals of such latter documents. As to any facts material to this opinion that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Keane Group, Inc.

January 25, 2017

Based upon the foregoing, and such other investigations as we have deemed necessary and subject to the qualifications included in this letter, we are of the opinion that the Company Shares have been duly authorized and, when the Company Shares are issued by the Company in the manner described in the Plan and pursuant to the agreements which accompany each grant under the Plan, the Company Shares will be legally and validly issued, fully-paid and nonassessable.

We do not express any opinion herein concerning any laws other than the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement and any amendments thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours, /s/ Schulte Roth & Zabel LLP